Exhibit 2

INDEPENDENT AUDITOR’S REPORT

To the Members of the Legislative Assembly of Nova Scotia:

Report on the Consolidated Financial Statements

I have audited the accompanying consolidated financial statements of the Province of Nova Scotia, which comprise the consolidated statement of financial position as at March 31, 2011, and the consolidated statements of operations and accumulated deficits, change in net debt and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibilities for the Consolidated Financial Statements

Management is responsible for the preparation and fair representation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles for the public sector and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement. whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these consolidated financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards required that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

Opinion

In my opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Province of Nova Scotia as at March 31, 2011, and its consolidated financial performance and cash flows for the year then ended in accordance with Canadian generally accepted accounting principles for the public sector.

Jacques R. Lapointe, CA

Auditor General

July 21, 2011

Halifax, Nova Scotia

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Consolidated Financial Statements

Statement 1

Province of Nova Scotia

Consolidated Statement of Financial Position

As at March 31, 2011

($ thousands)

	2011	2010 (as restated)

Financial Assets
Cash and Short-Term Investments (Note 3)	1,183,863	781,554
Accounts Receivable and Advances	922,518	913,988
Inventories for Resale	8,969	3,824
Loans Receivable (Schedule 3)	1,915,664	1,639,249
Investments (Schedule 3)	86,765	63,202
Investment in Government Business Enterprises (Schedule 6)	62,948	52,728

	4,180,727	3,454,545

Liabilities
Bank Advances and Short-Term Borrowings	536,862	442,573
Accounts Payable and Accrued Liabilities	1,720,751	1,603,756
Deferred Revenue (Note 4)	395,560	671,251
Accrued Interest	208,522	198,189
Unmatured Debt of Governmental Units (Schedule 4)	12,447,250	11,372,026
Unamortized Foreign Exchange Translation Gains and Losses, Premiums and Discounts	150,069	172,227
Federal Equalization Repayable Loan (Note 6)	60,161	72,193
Pension, Retirement and Other Obligations (Note 7)	1,488,883	1,967,476

	17,008,058	16,499,691

Net Debt	(12,827,331)	(13,045,146)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	4,876,924	4,522,719
Inventories of Supplies	56,732	62,430
Prepaid Expenses	33,402	30,623

	4,967,058	4,615,772

Accumulated Deficits	(7,860,273)	(8,429,374)

Accounting Changes (Note 2)
Trust Funds under Administration (Note 8)
Contingencies and Contractual Obligations (Note 12 & Schedule 8)
Direct Guarantees (Schedule 8)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 2

Province of Nova Scotia

Consolidated Statement of Operations and Accumulated Deficits

For the fiscal year ended March 31, 2011

($ thousands)

	Adjusted Estimate 2011	Actual 2011	Actual 2010 (as restated)

Revenue (Schedule 1)
Provincial Sources
Tax Revenue	4,239,802	4,677,158	4,060,509
Other Provincial Revenue	1,260,387	1,471,890	1,374,314
Net Income from Government Business
Enterprises (Schedule 6)	348,573	357,219	358,731
Investment Income	182,553	181,741	149,899

	6,031,315	6,688,008	5,943,453
Federal Sources	3,355,820	3,208,876	3,287,309

Total Revenue	9,387,135	9,896,884	9,230,762

Expenses (Schedule 2)
Agriculture	62,950	65,403	71,321
Community Services	1,046,440	923,433	941,186
Economic and Rural Development	130,704	120,540	128,824
Education	1,651,442	1,682,212	1,654,478
Assistance to Universities	60,643	93,545	450,359
Energy	41,063	34,828	31,282
Environment	102,080	95,662	82,588
Finance	52,959	74,048	62,943
Fisheries and Aquaculture	13,231	13,087	8,930
Health	3,734,245	3,763,124	3,560,083
Health Promotion and Protection	50,311	63,396	43,695
Justice	289,420	277,587	276,187
Labour and Workforce Development	167,033	148,019	127,268
Natural Resources	98,425	95,398	93,949
Public Service	194,492	161,103	173,102
Seniors	1,902	1,734	1,903
Service Nova Scotia and Municipal Relations	313,541	292,471	278,499
Tourism, Culture and Heritage	62,851	61,915	63,793
Transportation and Infrastructure Renewal	401,618	405,710	378,834
Restructuring Costs	111,423	69,391	133,967
Pension Valuation Adjustment	8,448	(25,696)	86,410
Tax Credits and Rebates	54,800	48,860	—
Net Loss on Disposal of Crown Assets	—	609	—
Debt Servicing Costs (Note 10)	959,197	861,404	849,675

Total Expenses (Note 9)	9,609,218	9,327,783	9,499,276

Provincial Surplus (Deficit)	(222,083)	569,101	(268,514)

Accumulated Deficits, Beginning of Year
As Previously Reported		(8,402,784)	(8,160,860)
Accounting Changes (Note 2)		(26,590)	—

As Restated		(8,429,374)	(8,160,860)

Accumulated Deficits, End of Year		(7,860,273)	(8,429,374)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Consolidated Financial Statements

Statement 3

Province of Nova Scotia

Consolidated Statement of Changes in Net Debt

For the fiscal year March 31, 2011

($ thousands)

	Adjusted Estimate 2011	Actual 2011	Actual 2010 (as restated)

Net Debt, Beginning of Year
As Previously Reported	(13,045,146)	(13,018,556)	(12,318,239)
Accounting Changes (Note 2)	—	(26,590)	—

As Restated	(13,045,146)	(13,045,146)	(12,318,239)

Changes in the Year *
Provincial Surplus (Deficit)	(222,083)	569,101	(268,514)
Acquisition and Transfers of Tangible Capital Assets	(579,894)	(702,639)	(774,988)
Amortization of Tangible Capital Assets	249,871	345,291	312,578
Disposal of Tangible Capital Assets	—	3,143	10,071
Increase in Inventories of Supplies	—	5,698	(5,926)
Increase in Prepaid Expenses	—	(2,779)	(128)

Total Changes in the Year	(552,106)	217,815	(726,907)

Net Debt, End of Year	(13,597,252)	(12,827,331)	(13,045,146)

*	Except for the Provincial Surplus figure, the estimates for items shown as Changes in the Year reflect the activity of the General Revenue Fund only

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 4

Province of Nova Scotia Consolidated

Statement of Cash Flow

For the fiscal year March 31, 2011

($ thousands)

	2011	2010 (as restated)

Cash Inflow (Outflow) from the following activities:

Operating
Provincial Surplus (Deficit)	569,101	(268,514)
Sinking Fund and Public Debt Retirement Fund Earnings	(102,234)	(92,188)
Amortization of Premiums and Discounts on Unmatured Debt	(6,245)	(4,685)
Amortization of Tangible Capital Assets	345,291	312,578
Net Income from Government Business Enterprises	(357,219)	(358,731)
Profit Distributions from Government Business Enterprises	346,999	346,523
Loss on Disposal of Tangible Capital Assets	1,116	(13,137)
Net Change in Other Items (Note 11)	(543,423)	(193,808)

	253,386	(271,962)

Investing
Repayment of Loans	200,201	185,663
Advances and Investing	(521,782)	(582,681)
Write-offs	21,603	50,162

	(299,978)	(346,856)

Capital:
Acquisition of Tangible Capital Assets	(702,639)	(774,988)
Proceeds from Disposal of Tangible Capital Assets	2,027	23,208

	(700,612)	(751,780)

Financing:
Debentures Issued	2,265,042	1,881,165
Repayment of Federal Equalization Repayable Loan	(12,032)	(12,032)
Foreign Currency Swaps and Adjustments	(28,082)	(32,855)
Sinking Fund (Installments) Withdrawals	(88,128)	99,681
Repayment of Debentures and Other Long-term Obligations	(987,287)	(752,725)

	1,149,513	1,183,234

Cash (Outflows) Inflows	402,309	(187,364)
Cash Position, Beginning of Year	781,554	968,918

Cash Position, End of Year	1,183,863	781,554

Cash Position Represented by:
Cash and Short-Term Investments	1,183,863	781,554

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2011

1.	Financial Reporting and Accounting Policies

These financial statements are prepared in accordance with Canadian generally accepted accounting principles (GAAP) for the public sector that for purposes of the province’s financial statements are represented by the Public Sector Accounting (PSA) standards of the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA), supplemented where appropriate by other CICA and International Federation of Accountants accounting standards or pronouncements.

These consolidated financial statements have been prepared using the following significant accounting policies:

(a)	Government Reporting Entity

The government reporting entity (GRE) is comprised of the General Revenue Fund, other governmental units (GUs), government business enterprises (GBEs), and the province’s proportionate share of government partnership arrangements (GPAs). GUs and GBEs represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. GPAs represent entities for which decision making and significant risks and benefits are shared with other parties outside of the GRE.

Trusts administered by the province are excluded from the reporting entity and are disclosed in Note 8 for information purposes only.

(b)	Principles of Consolidation

A GU is a governmental organization that is not a GBE. GUs include government departments, public service units, funds, agencies, service organizations, boards and government not-for-profit organizations. The accounts of GUs are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1(d). Significant inter-organization accounts and transactions are eliminated.

A GBE is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and non-government organizations as its principal activity and source of revenue. GBEs are accounted for on the modified equity basis which does not require any accounting policy adjustments. The total net equity of all GBEs is included in the Statement of Financial Position. The total net income from GBEs is reported as a separate item in the Consolidated Statement of Operations and Accumulated Deficits.

A GPA is a contractual arrangement between the government and a party or parties outside the GRE. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. Where significant, the government’s interest in partnerships is accounted for on the proportionate consolidation method.

A complete listing of the organizations within the GRE is provided in Schedule 10.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2011

(c)	Presentation of Estimates

Each year, the province prepares an annual budget, referred to as the Estimates, which represents the financial plan of the province presented by the Government to the House of Assembly for the fiscal year commencing April 1. The Estimates, forming the basis of the Appropriations Act, are prepared primarily for the management and oversight of the General Revenue Fund based upon the policies, programs, and priorities of the Government. Impacts of consolidation are summarized in the Estimates and included on a net basis as Consolidation and Accounting Adjustments.

For comparison with these consolidated financial statements, the Estimates were adjusted on a line-by-line basis to gross up the associated revenues and expenses of the consolidated entities.

(d)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis. The main components of revenue are various taxes, legislated levies, program recoveries, user fees, and investment income. Revenues from Personal and Corporate Income Taxes, as well as Harmonized Sales Tax, are accrued in the year earned based upon estimates using statistical models. Tax revenues are recorded at the amount estimated, after considering adjustments for tax credits and other adjustments from the federal government.

Government transfers are recognized as revenue in the period during which the transfer is authorized and any eligibility criteria are met. Transfers are recorded as deferred revenue if they are restricted for a stated purpose, such as a specific program or the purchase of tangible capital assets.

Expenses

Expenses are recorded on the accrual basis and are reported in more detail in Note 9 – Expenses by Object. Grants are recognized in the period during which the grant is authorized and any eligibility criteria are met. Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Financial Assets

Cash and Short-Term Investments are recorded at cost, which approximate market value. Investments are R-1 (low, mid, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits and commercial paper. Terms of investments are generally 1 to 90 days. The average interest rate was 1.01 per cent at year-end.

Accounts Receivable and Advances are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2011

Loans are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the province and is recognized as an expense at the date of issuance of the loan. Any loan write-offs must be approved by the Governor-in-Council. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules.

Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the province and is recognized as an expense at the date of issuance of the investment. Any write-down of an investment to reflect a loss in value is not reversed if there is a subsequent increase in value.

Liabilities

Bank Advances and Short-Term Borrowings have initial maturities of one year or less and are recorded at cost that approximates market value. Short-Term Borrowings had a weighted average interest rate of 1.05 per cent at year-end on Canadian dollar borrowings.

Unmatured Debt consists of debentures and various loans in Canadian and foreign currencies and capital leases. Debt is recorded at par, net of sinking funds (including public debt management funds).

Hedge accounting is used when financial instruments form a hedging relationship, the relationship is highly effective, and it is considered to be consistent with the province’s financial risk management goals. Hedging relationships include synthetic instruments, which involve relationships between two or more distinct assets or liabilities for the purpose of emulating the net cash flows or other characteristics of a single asset or liability. Synthetic instrument accounting is used to account for the assets and liabilities in a synthetic instrument relationship as though they were the item being emulated.

Sinking Fund and Public Debt Retirement Fund investments are recorded at cost and consist primarily of debentures of the Province of Nova Scotia, other provincial governments, and the Government of Canada. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and installments are netted against sinking fund earnings.

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable in foreign currencies, and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31 and upon entering into derivative contracts. Foreign exchange gains and losses on the translation of foreign currency are amortized on a straight-line basis over the remaining term of the related monetary item.

Premiums and Discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related debt. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances, serial retirements, sinking fund balances and installments are charged to debt servicing costs except as noted above.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2011

Pension, Retirement and Other Obligations include various employee future benefit plans. Pension liabilities for defined benefit plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the province’s best estimates of performance over the long-term. The projected benefit actuarial method attributes the estimated cost of retirement benefits to the periods of employee service. The net pension liability represents accrued pension benefits less the market related value of pension assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period. The pension benefit plan for the majority of health sector employees is offered by a multi -employer plan administrator and is not sponsored by the province. Employer contributions to this plan are expensed in the period paid. The accrued benefit asset (liability) of this plan is not recognized in these financial statements.

Contingent liabilities, including provisions for losses on loan guarantees, are potential liabilities which may become actual liabilities when one or more future events occur or fail to occur. If the future event is likely to occur or fail to occur, and a reasonable estimate of the loss can be made, an estimated liability is accrued and an expense recorded. If the likelihood is not determinable or an amount cannot be reasonably estimated, the contingency is disclosed in the notes to the financial statements.

Net Debt

Net Debt represents the total liabilities of the province, including unamortized foreign exchange translation gains and losses, premiums and discounts on outstanding debenture issues, less its financial assets.

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services, and are not intended for sale in the ordinary course of operations. Tangible capital assets are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, construction, development, and installation of the tangible capital asset, except interest. Tangible capital assets include land, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges. Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water and mineral resources or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates applied by the other governmental units are not adjusted to the methods and rates used by the General Revenue Fund.

Inventories of Supplies are held for consumption or use by the province in the course of its operations. Inventory is recorded at the lower of cost and net realizable value.

Prepaid Expenses are cash disbursements for goods or services, other than tangible capital assets and inventories of supplies, that will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2011

Accumulated Deficits

Accumulated Deficits represent the total liabilities of the province less financial assets and non-financial assets. This represents the cumulative balance of net surpluses and deficits arising from the operations of the province.

(e)	Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recorded in the financial statements is known as measurement uncertainty. Many items are measured using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned courses of action. Uncertainty exists whenever estimates are used because it is reasonably possible that there could be a material difference between the recognized amount and another reasonably possible amount.

Measurement uncertainty exists in these financial statements in the accruals for such items as pension, retirement and other obligations, environmental remediation obligations, and federal and provincial source revenues. The nature of the uncertainty in the accruals for pension, retirement and other obligations arises because actual results may differ significantly from the province’s various assumptions about plan members and economic conditions in the marketplace. Uncertainty exists for environmental remediation obligations because the actual extent of remediation activities required may differ significantly based on the actual extent of site contamination and the chosen remediation process. Uncertainty related to Sales and Income Taxes, petroleum royalties, Canada Health Transfer, and Canada Social Transfer arises because of the possible differences between the estimated and actual economic growth and other assumptions used in statistical models to accrue these revenues.

2.	Accounting Changes

Errors in recording both Personal Income Tax (PIT) and Corporate Income Tax (CIT) revenues as at March 31, 2010 were determined during the process of updating forecasted PIT and CIT revenues for the current year. As a result of these errors, the Provincial Deficit, Net Debt, and Accumulated Deficits were understated by $26.6 million in the prior year.

Prior year results have been restated to reflect the impact of these errors, as shown in the following table:

	2011			2010
($ thousands)	Provincial Surplus	Net Debt April 1, 2010	Accumulated Deficits April 1, 2010	Provincial Deficit	Net Debt April 1, 2009	Accumulated Deficits April 1, 2009
Personal
Income Tax	—	(87,721)	(87,721)	(87,721)	—	—
Corporate
Income Tax	—	61,131	61,131	61,131	—	—

	—	(26,590)	(26,590)	(26,590)	—	—

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2011

3.	Restricted Cash and Short-Term Investments

As at March 31, 2011, restricted cash and short-term investments of $106.4 million (2010 — $97.1 million) have been designated for restricted purposes by parties external to the province. Restricted cash includes $59.5 million for future housing expenditures from the Nova Scotia Housing Development Corporation; $31.9 million from Capital District Health Authority for the Centre for Clinical Research and other purposes; $5.8 million for gas market development from the Nova Scotia Market Development Initiative; and $9.2 million for various other purposes.

4.	Deferred Revenue

Receipts are recorded as deferred revenue if they are restricted by external parties for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized into revenue over time as the recognition criteria are achieved or is drawn down to reimburse third parties as conditions are met. The balance includes the following components:

( $ THOUSANDS)	2011	2010 (as restated)
Offshore Accord	134,060	361,285
C-52 Federal Trust Agreements	11,835	16,764
Office of Immigration’s Nova Scotia Nominee Program	—	28,143
Nova Scotia Housing Development Corporation’s
Social Housing Agreement	58,951	54,385
Early Learning Child Care Funds	26,985	33,534
Capital District Health Authority’s Capital and Research Funds	36,109	30,487
Nova Scotia Gas Tax Agreement on Municipal Funding	49,676	41,643
Labour Market Agreement	4,396	10,488
C-41 Community Development Trust	286	16,533
Nova Scotia Market Development Initiative Fund	6,472	9,424
Resource Recovery Fund Board Inc.’s Unearned Revenue from
Container Deposits, Paint Levies and Tire Deposits	14,486	14,002
Seniors Pharmacare	8,505	7,638
C-50 Police Officers Recruitment Fund	7,500	7,500
Other	36,299	39,425

Total Deferred Revenue	395,560	671,251

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2011

5.	Derivative Financial Instruments

The province is a party to financial instruments with off-balance sheet risk, either to hedge against the risks associated with fluctuations in foreign currency exchange rates or to manage risks associated with interest rate fluctuations. Interest rate contracts include swap agreements and options on swaps. These contracts are used to vary the amounts and periods for which interest rates on borrowing are fixed or floating. Foreign exchange contracts include swap agreements that are used to convert the liability for foreign currency borrowing and associated costs into Canadian dollars.

The province’s policy requires that a minimum credit rating for counterparties to derivative transactions be ‘A’, where the minimum rating in the “A” category is “A-”or equivalent.

As at March 31,2011, the province has executed 40 interest rate swap contracts to convert certain interest payments from a fixed to floating, from floating to fixed, floating to floating, or fixed to fixed basis. These swaps have terms remaining of 60 days to 14.5 years, a notional principal value of $1.6 billion and a mark to market1 value of ($6.2) million.

The province has currency swap contracts that convert foreign denominated debt into Canadian dollar denominated debt as follows:

Termination Date	Original Currency	Original Principal	Current Currency	Current Principal	Mark to Market[1]
		($ thousands)		($ thousands)	($ thousands)
October 28, 2011	UK£	23,250	CDN$	56,283	(22,880)
April 16, 2019	UK£	60,000	CDN$	114,387	(33,912)

Total	UK£	83,250	CDN$	170,670	(56,792)

February 27, 2012	US$	500,000	CDN$	795,000	(288,753)
July 27, 2013	US$	300,000	CDN$	299,850	(1,707)
July 21, 2015	US$	750,000	CDN$	771,750	(49,343)
March 15, 2016	US$	150,000	CDN$	205,725	(49,020)
January 26, 2017	US$	500,000	CDN$	586,500	(29,745)
February 1, 2019	US$	200,000	CDN$	198,000	1,469
July 1, 2019	US$	200,000	CDN$	199,900	(739)
November 15, 2019	US$	244,000	CDN$	246,318	(3,627)
March 1, 2020	US$	300,000	CDN$	409,200	(124,684)
May 1, 2021	US$	300,000	CDN$	312,002	(15,696)
April 1, 2022	US$	300,000	CDN$	379,517	(85,048)
July 30, 2022	US$	300,000	CDN$	329,310	(29,996)

Total	US$	4,044,000	CDN$	4,733,072	(676,889)

1	Mark to Market is an indication of the swap’s market value as at March 31, 2011, which represents the equivalent to the present value of future cash flows based on market conditions as at March 31, 2011.

6.	Federal Equalization Repayable Loan

The province received an equalization repayable loan from the federal government in March 2005 in the amount of $120.3 million. The loan bears no interest and is being repaid over 10 years, with bi-monthly deductions of $0.5 million that commenced in April 2006. As at March 31, 2011, the balance of the loan 75 is $60.2 million (2010 — $72.2 million).

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2011

7.	Pension, Retirement and Other Obligations

The province offers a variety of pension, other retirement, post-employment and special termination benefits. The province is responsible for adequately funding most of the plans. Except as otherwise noted, the cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the province to pay benefits occurs.

(a)	Description of Obligations

Pension Benefit Plans

The province sponsors two funded pension plans, the Nova Scotia Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP). Both plans are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages and real estate. The plans are jointly funded with contributions from employees being matched by the province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

On April 1, 2006, the Minister of Finance transferred responsibility for the governance of the Nova Scotia Teachers’ Pension Plan to the Teachers’ Pension Plan Trustee Inc., (TPPTI). The TPPTI is a body corporate comprised of nine board members – four nominated by the Nova Scotia Teachers’ Union, four nominated by the province and one Chair agreed to by both parties. As a result of this transfer, the province and Union agreed to share all surpluses and deficits of the plan equally. The province accounts for half of all components of the accrued benefit liability associated with the plan in its financial statements. In addition, the province recognizes half of components associated with the net benefit expense (recovery) associated with this plan. As of March 31, 2011, the total accrued benefit liability associated with the plan was $180.8 million.

The province has several unfunded defined pension plans. The majority of these plans do not require contributions from employees. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

Employees in the health sector are members of a multi-employer defined benefit pension plan. As the province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit asset (liability) of this plan is not recognized in these financial statements. The most recent actuarial valuation was performed on October 31, 2010 and extrapolated to December 31, 2010 which indicated a funding surplus of $109.6 million.

Other Retirement Benefit Plans

The province sponsors two other retirement benefit plans: retirement allowances and retirement health plan benefits. These plans are not funded. Benefits paid upon retirement for retirement allowances are based on an employee’s length of service and rate of pay. Retirement health plan benefits vary depending on the collective agreements negotiated with each group. The province pays 65 per cent and 100 per cent of the cost of retirement health plan benefits for the PSSP and TPP retirees, respectively.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2011

Post-Employment Benefits

The province offers two significant post-employment benefit plans: Self Insured Workers’ Compensation and Long-Term Disability. The amount recorded in these financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments, based on claims ongoing at year-end. For the Long-Term Disability plan, the obligation is offset by the market related value of plan assets.

Special Termination Benefits

The province has offered early retirement incentive programs to members of the PSSP and TPP at various times commencing in 1986 and 1994 respectively. Qualified members were offered additional years of pensionable service if they elected to retire. The cost of these benefits was accrued in the year the employee accepted the early retirement option.

(b)	Summary of Activity in Defined Benefit Plans

Accrued Benefit Liability

($ thousands)

	2011	2010
Pension Benefit Plans	41,491	558,666
Other Benefit Plans	1,447,392	1,408,810

Total Accrued Benefit Liability	1,488,883	1,967,476

Activity During the Year

($ thousands)

	Pension Benefit Plans		Other Benefit Plans
	2011	2010	2011	2010
Projected benefit obligation, beginning of year	8,025,530	7,623,059	1,476,433	1,390,338
Current benefit cost	196,055	211,708	74,239	69,744
Interest cost	517,553	526,055	69,263	67,613
Actuarial (gains) losses	(106,696)	93,477	887	27,144
Benefit payments	(446,071)	(436,467)	(85,216)	(84,358)
Other	13,191	7,698	1,259	2,044
Plan amendments	(550,430)	—	(18,335)	3,908

Projected benefit obligation, end of year	7,649,132	8,025,530	1,518,530	1,476,433

Market related value of plan assets, beginning of year	6,175,658	6,096,055	102,919	92,993
Expected return on plan assets	442,210	427,416	6,631	5,978
Actuarial gains (losses)	(226,959)	(193,960)	(2,518)	(2,617)
Benefit payments	(446,071)	(436,467)	(85,216)	(84,358)
Other	13,191	7,697	(476)	(364)
Employer contributions	688,254	149,723	83,250	82,153
Employee contributions	125,285	125,194	9,913	9,134

Market related value of plan assets, end of year	6,771,568	6,175,658	114,503	102,919

Funded status, end of year	(877,564)	(1,849,872)	(1,404,027)	(1,373,514)
Unamortized net actuarial (gains) losses	839,370	1,291,206	(6,993)	(11,813)
Valuation Allowance	(3,297)	—	(36,372)	(23,483)

Accrued benefit liability, end of year	(41,491)	(558,666)	(1,447,392)	(1,408,810)

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2011

(c)	Actuarial Assumptions

The table below shows significant weighted-average assumptions used to measure pension and other benefit plan obligations.

	Pension Benefit Plans		Other Benefit Plans
	2011	2010	2011	2010
Long-term inflation rates	2.50%	2.50%	2.50%	2.50%
Expected real rate of return on plan assets	4.50%	4.50%	—	—
Rate of compensation increase	2.75% to 5.50% + merit	2.75% to 5.5% + merit	2.75% to 4.95% + merit	2.75% to 4.95% + merit
Discount rate — main plans	7.11%	7.11%	4.75%	4.75%
Other	—	—	6.35%	6.35%

Other assumptions

7.0 per cent annual rate increase in the cost per person of covered healthcare benefits for 2011, decreasing to an ultimate rate of 4.5 per cent per annum over 15 years.

7.0 per cent annual rate increase in the cost per person of covered prescription drugs for 2011, decreasing to an ultimate rate of 4.5 per cent per annum over 15 years.

Actuarial assumptions are reviewed and assessed on a regular basis to ensure that the accounting assumptions take into account various changing conditions and reflect the province’s best estimate of performance over the long-term.

(d)	Other Disclosure

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 4 years to 17 years (weighted-average EARSL is 14 years).

During the year, the weighted average actual rate of return on plan assets was 10.6 per cent (2010 — 22.0 per cent). The total market value of plan assets at March 31, 2011 was $8.6 billion (2010 — $7.6 billion).

The most recent actuarial valuations performed for most of the benefit plans was at December 31, 2009 with the exception of certain other retirement benefit plans that were performed on various dates and the post-employment benefit plans that are performed annually at March 31.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2011

(e)	Net Benefit Plans Expense (Recovery)

The table below shows the components of the net benefit plans expense (recovery).

($thousands)

	Pension Benefits		Other Benefits
	2011	2010	2011	2010
Current benefit cost	196,055	211,708	74,239	69,744
Employee contributions	(125,796)	(125,703)	(9,922)	(9,151)
Employer contributions*	33,791	35,440	—	—
Plan amendments	(550,430)	—	(18,335)	3,908
Amortization of net actuarial (gains) losses	36,375	99,851	(1,416)	(3,438)
Recognition of actuarial losses on plan amendment	535,723	—	—	(1,024)
Other	(1)	(4)	1,959	2,636
Increase in valuation allowance	3,297	0	12,889	7,522
Interest cost	517,553	526,055	69,263	67,613
Expected return on plan assets	(442,210)	(427,416)	(6,631)	(5,978)
Employer contributions to multi-employer plan	93,648	84,027	—	—

Net benefit plans expense (recovery)	298,005	403,958	122,046	131,832

*	This represents one-half of the employer contributions made by PNS to the TPP. Included in the figures above for 2011 and 2010, are one-half of all transactions associated with TPP to reflect the province’s share of this plan under joint trusteeship.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2011

8.	Trust Funds Under Administration

Trust fund assets solely administered by the province (before giving consideration to actuarial adjustments) are:

($ thousands)

	2011	2010 (as restated)
Nova Scotia Public Service Superannuation Fund(1)	4,301,040	3,444,323
Sydney Steel Corporation Superannuation Plan(1), (2)	7	20
Nova Scotia Public Service Long Term Disability Plan(1), (4)	108,109	92,273
Nova Scotia Credit Union Deposit Insurance Corporation(4)	19,091	17,698
Public Trustee(1)	53,636	49,864
Miscellaneous Trusts(3)	35,830	35,200

Total Trust Funds Under Administration	4,517,713	3,639,378

(1)	See Public Accounts Volume 2 for full financial statements of these funds.

(2)	Administration of the assets of Sydney Steel Corporation Superannuation Fund was assumed during fiscal 2001.

(3)	Miscellaneous trusts include a large number of relatively small funds.

(4)	These represent trusts with December 31 year ends.

Other

The Province of Nova Scotia is no longer the sole trustee administering the Nova Scotia Teachers’ Pension Fund (the Fund). The Nova Scotia Teachers’ Union and the Province of Nova Scotia agreed to joint trusteeship of the Fund effective April 1, 2006. Under joint trusteeship, the Trustee of the Fund is the Teachers’ Pension Plan Trustee Inc., of which the province has four of nine members. The Trustee is responsible for the administration of the Fund and investment management of fund assets. Total net assets available for benefits as at December 31, 2010 were $4.2 billion (2010 — $4.0 billion).

9.	Expenses by Object

($ thousands)

	2011	2010 (as restated)
Grants and Subsidies	2,988,291	3,150,023
Salaries and Employee Benefits	3,359,076	3,418,408
Operating Goods and Services	1,418,415	1,409,435
Professional Services	290,333	296,127
Amortization	345,291	312,578
Debt Servicing Costs	861,404	849,675
Other	64,973	63,030

Total Expenses by Object	9,327,783	9,499,276

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2011

10.	Debt Servicing Costs

($ thousands)

	2011	2010 (as restated)
CDN$ Denominated Debt	721,344	685,676
Pension, Retirement and Other Obligations	137,975	160,274
Capital Leases	19,461	20,989
Other Debt	13,238	12,138
Premium / Discount Amortization	(6,245)	(4,685)
Foreign Exchange	(25,955)	(25,931)
Miscellaneous	1,586	1,214

Total Debt Servicing Costs	861,404	849,675

Debt servicing costs for Government Business Enterprises were $14.5 million (2010—$12.3 million) for the year ended March 31, 2011.

11.	Cash-Flow — Net Change in Other Items

($ thousands)

	2011	2010 (as restated)
Change in Receivables from Government Business Enterprises	7,920	(824)
Change in Accounts Receivable and Advances	(16,450)	(46,485)
Change in Accounts Payable and Other Short-term Borrowings	211,284	(66,383)
Change in Inventories for Resale	(5,145)	27
Change in Inventories of Supplies	5,698	(5,926)
Change in Prepaid Expenses	(2,779)	(128)
Change in Deferred Revenue	(275,691)	(251,104)
Change in Accrued Interest	10,333	(7,734)
Change in Pension, Retirement and Other Obligations	(478,593)	184,749

Total Net Change in Other Items	(543,423)	(193,808)

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2011

12.	Contingencies and Contractual Obligations

(a)	Contingent Liabilities

Environmental Sites

Various provincially owned sites throughout the province are considered environmental or contaminated sites. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded in these financial statements when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. With the exception of remediation costs noted in the following paragraphs, no further provisions have been recognized in these financial statements.

Engineering and environmental studies have generated estimates for the cost of remediation of the Sydney Steel Corporation (SYSCO) and adjacent sites as well as the Sydney Tar Ponds site. As a result, the province recorded liabilities totaling $318.5 million in 2000 for environmental site clean up. At March 31, 2011, $103.8 million (2010 — $134.3 million) remains unspent. The provision will continue to be utilized for future decommissioning, demolition, and remediation of SYSCO’s and adjacent sites, including the Sydney Tar Ponds site. Based on currently available information, the provision, in aggregate, appears to be sufficient to cover the estimated costs to remediate these sites.

Other remediation liabilities amounting to $13.0 million (2010 — $12.8 million) have been recognized in these financial statements.

Lawsuits

The Province of Nova Scotia is involved in various legal proceedings arising from government activities. These different disputes result from breaches of contract, damages suffered by individuals or property, and related elements. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions may be significant, their outcomes are not certain.

When it is determined that a liability likely exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability and an expense. The accrued liability for pending litigation in process at March 31, 2011 was $40.3 million (2010 — $16.5 million).

Guarantees

Guarantees by the province are authorized by various acts of legislature and provided through specific agreements and programs to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Provision for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provision represents the province’s best estimate of future payments. Estimates take into consideration the nature of the loan guarantee, loss experience, and current conditions. The provision is reviewed on an ongoing basis and changes in the provision are recorded in the year they become known. Details on amounts authorized, utilized, and accrued are presented in Schedule 8.

Other Contingent Liabilities

The province also has contingent liabilities in the form of indemnities. The province’s potential liability, if any, cannot be determined at this time.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2011

(b)	Contingent Gains

The province may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded in the year the contingent events occur.

(c)	Contractual Obligations

As at March 31, 2011, the province had contractual obligations as follows:

($ thousands)

Fiscal Year	Governmental Units	Government Business Enterprises	Total Contractual Obligations
2012	679,009	8,372	687,381
2013	414,381	8,047	422,428
2014	348,058	7,912	355,970
2015	328,877	6,908	335,785
2016	314,690	7,470	322,160
2017-2021	1,286,400	—	1,286,400
2022-2026	879,035	—	879,035
2027-2031	938,520	—	938,520
2032 & thereafter	969,984	—	969,984

	6,158,954	38,709	6,197,663

These contractual obligations are comprised of $5,907.2 million for the General Revenue Fund, $251.7 million for other Governmental Units, and $38.7 million for the Government Business Enterprises. Included are contractual obligations of $79.4 million from Nova Scotia Business Inc. for projects approved under its various programs, $260.2 million from the Department of Education for P3 School maintenance agreements, $823.8 million from the Department of Health for the management of the ground ambulance fleet, $98.0 million from the Department of Justice for RCMP policing services, and $4,296.9 million from the Department of Health for service agreements with long-term care facilities.

LEASES

As at March 31, 2011, the province was contractually obligated under various operating leases. Future minimum annual lease payments are as follows:

($ thousands)

Fiscal Year	Governmental Units	Government Business Enterprises	Total Lease Payments
2012	67,932	6,902	74,834
2013	55,984	6,092	62,076
2014	44,972	5,948	50,920
2015	34,586	5,193	39,779
2016	27,503	3,909	31,412
2017-2021	31,125	—	31,125
2022-2026	827	—	827
2027-2031	719	—	719
2032 & thereafter	574	—	574

	264,222	28,044	292,266

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2011

13.	Comparative Figures

Certain of the prior year’s figures have been reclassified to conform to the presentation format adopted in the current year.

14.	Related Party Transactions

Included in these consolidated financial statements are insignificant transactions with various provincial crown corporations, agencies, boards, and commissions. Significant related party transactions have been offset and eliminated for purposes of consolidated reporting. Parties are deemed to be related to the General Revenue Fund due to common control or ownership by the Province of Nova Scotia.

The most significant unadjusted related party transactions are described in Schedule 6 — Government Business Enterprises.

Schedules to the Consolidated Financial Statements

Schedule 1

Revenue

For the fiscal year ended March 31, 2011

($ thousands)

	2011	2010 (as restated)

Provincial Sources
Tax Revenue
Personal Income Tax	2,046,059	1,868,263
Corporate Income Tax	473,053	325,276
Harmonized Sales Tax	1,504,694	1,242,434
Tobacco Tax	211,856	199,149
Motive Fuel Tax	255,395	248,128
Other Tax Revenue	186,101	177,259

	4,677,158	4,060,509

Other Provincial Revenue
Recoveries	344,543	338,995
Other Revenue from Governmental Units	393,343	373,693
Municipal Contributions to School Boards	206,297	206,917
Petroleum Royalties	197,008	110,060
Registry of Motor Vehicles	112,281	111,763
Other Government Charges	70,103	68,666
Miscellaneous	148,315	149,277
Net Gain on Disposal of Crown Assets	—	14,943

	1,471,890	1,374,314

Net Income from Government Business Enterprises	357,219	358,731

Investment Income
Interest Revenue	79,507	57,711
Sinking Fund and Public Debt Retirement Fund Earnings	102,234	92,188

	181,741	149,899

Total Provincial Sources	6,688,008	5,943,453

Federal Sources
Equalization Payments	1,360,723	1,464,935
Canada Health Transfer	726,429	694,941
Canada Social Transfer	309,696	301,343
Recoveries	302,700	312,224
Offshore Accord	227,225	180,072
TCA Cost Shared Revenue	92,072	108,772
Crown Share	29,717	79,386
Other Federal Transfers	160,314	145,636

Total Federal Sources	3,208,876	3,287,309

Total Revenue	9,896,884	9,230,762

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Expenses

For the fiscal year ended March 31, 2011

($ thousands)

	2011	2010

Agriculture
Department of Agriculture	61,362	67,722
AgraPoint International Inc.	3,259	2,910
AgriTECH Park Incorporated	782	689

	65,403	71,321

Community Services
Department of Community Services	797,926	803,747
Nova Scotia Housing Development Corporation	125,507	137,439

	923,433	941,186

Economic and Rural Development
Department of Economic and Rural Development	64,259	62,010
Bioscience Enterprise Centre Incorporated	309	483
Film Nova Scotia	3,632	3,587
Nova Scotia Business Inc.	23,180	29,816
Nova Scotia Innovation Corporation	5,938	7,571
Nova Scotia Strategic Opportunities Fund Incorporated	2,050	1,174
Trade Centre Limited	16,896	16,905
Waterfront Development Corporation Limited	4,276	7,278

	120,540	128,824

Education
Department of Education	271,606	276,019
Annapolis Valley Regional School Board	129,729	128,751
Cape Breton Victoria Regional School Board	163,197	160,727
Chignecto-Central Regional School Board	200,917	191,918
Conseil scolaire acadien provincial	54,359	52,895
Halifax Regional School Board	424,070	417,788
Nova Scotia Community College	203,169	197,189
Nova Scotia School Boards Association	1,116	1,328
Nova Scotia School Insurance Exchange	2,678	2,407
Nova Scotia School Insurance Program Association	781	796
P3 Schools Capital and Technology Refresh Fund	—	133
South Shore Regional School Board	78,199	73,660
Strait Regional School Board	84,410	84,931
Tri-County Regional School Board	67,981	65,936

	1,682,212	1,654,478

Assistance to Universities	93,545	450,359

Energy
Department of Energy	20,604	9,367
Conserve Nova Scotia	12,672	20,084
Nova Scotia Market Development Initiative Fund	1,495	1,721
Pengrowth Nova Scotia Energy Scholarship Fund	57	110

	34,828	31,282

Schedules to the Consolidated Financial Statements

Schedule 2

Expenses (continued)

For the fiscal year ended March 31, 2011

($ thousands)

	2011	2010

Environment
Department of Environment	47,398	37,751
Resource Recovery Fund Board Incorporated	48,264	44,837

	95,662	82,588

Finance
Department of Finance	31,508	28,290
Nova Scotia Harness Racing Fund	1,000	—
Nova Scotia Pension Agency	32,093	26,000
Nova Scotia Utility and Review Board	9,433	8,594
Sydney Steel Corporation	—	—
3052155 Nova Scotia Limited	14	59

	74,048	62,943

Fisheries and Aquaculture
Department of Fisheries and Aquaculture	12,818	8,654
Nova Scotia Sportfish Habitat Fund	269	276

	13,087	8,930

Health
Department of Health	1,760,778	1,607,085
Annapolis Valley District Health Authority	126,363	124,158
Cape Breton District Health Authority	286,375	257,804
Capital District Health Authority	777,247	772,770
Colchester East Hants Health Authority	75,303	74,730
Cumberland Health Authority	60,245	62,590
Guysborough Antigonish Strait Health Authority	82,997	80,029
Izaak Walton Killam Health Centre	241,428	237,855
Nova Scotia Health Research Foundation	6,395	5,940
Pictou County Health Authority	77,919	74,497
Provincial Drug Distribution Program	82,210	79,415
South Shore District Health Authority	85,478	83,753
South West Nova District Health Authority	100,386	99,457

	3,763,124	3,560,083

Health Promotion and Protection
Department of Health Promotion and Protection	62,736	43,120
Nova Scotia Gaming Foundation	660	575

	63,396	43,695

Justice
Department of Justice	255,837	254,507
Law Reform Commission	349	339
Nova Scotia Legal Aid Commission	21,401	21,341

	277,587	276,187

Labour and Workforce Development
Department of Labour and Workforce Development	148,019	127,268

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Expenses (continued)

For the fiscal year ended March 31, 2011

($ thousands)

	2011	2010

Natural Resources
Department of Natural Resources	92,787	90,436
Acadia Coal Company Limited Fund	2	—
Coal Research Agreement Fund	—	299
Crown Land Mine Remediation Fund	—	50
Crown Land Silviculture Fund	—	1,723
Habitat Conservation Fund	174	91
Nova Scotia Primary Forest Products Marketing Board	226	289
Off-Highway Vehicle Infrastructure Fund	1,744	988
Species-at-risk Conservation Fund	3	73
Sustainable Forestry Fund	462	—

	95,398	93,949

Public Service
Public Service	139,062	153,434
Nova Scotia E911 Cost Recovery Fund	4,924	4,671
Nova Scotia Nominee Program Fund	17,117	14,997

	161,103	173,102

Seniors
Department of Seniors	1,734	1,903

Service Nova Scotia and Municipal Relations
Department of Service Nova Scotia and Municipal Relations	292,055	278,220
Nova Scotia Municipal Finance Corporation	416	279

	292,471	278,499

Tourism, Culture and Heritage
Department of Tourism, Culture and Heritage	55,513	57,899
Art Gallery of Nova Scotia	3,789	3,576
Public Archives of Nova Scotia	119	137
Sherbrooke Restoration Commission	2,494	2,181

	61,915	63,793

Transportation and Infrastructure Renewal
Department of Transportation and Infrastructure Renewal	404,439	377,825
Harbourside Commercial Park Inc.	773	700
Nova Scotia Lands Inc.	498	309

	405,710	378,834

Restructuring Costs	69,391	133,967

Pension Valuation Adjustment	(25,696)	86,410

Tax Credits and Rebates	48,860	—

Net Loss on Disposal of Crown Assets	609	—

Schedules to the Consolidated Financial Statements

Schedule 2

Expenses (continued)

For the fiscal year ended March 31, 2011

($ thousands)

	2011	2010

Debt Servicing Costs
General Revenue Fund	805,975	795,958
Annapolis Valley District Health Authority	501	487
Annapolis Valley Regional School Board	382	381
Cape Breton District Health Authority	1,533	1,513
Cape Breton Victoria Regional School Board	271	265
Capital District Health Authority	7,441	7,058
Chignecto-Central Regional School Board	658	647
Colchester East Hants Health Authority	295	276
Conseil scolaire acadien provincial	94	83
Conserve Nova Scotia	73	56
Cumberland Health Authority	276	271
Guysborough Antigonish Strait Health Authority	353	336
Halifax Regional School Board	1,457	1,529
Izaak Walton Killam Health Centre	1,435	1,311
Nova Scotia Community College	1,347	1,149
Nova Scotia Housing Development Corporation	36,522	35,682
Nova Scotia Innovation Corporation	63	65
Nova Scotia Legal Aid Commission	307	219
Nova Scotia Municipal Finance Corporation	454	471
Nova Scotia Utility and Review Board	31	30
Pictou County Health Authority	323	307
Sherbrooke Restoration Commission	24	—
South Shore District Health Authority	393	376
South Shore Regional School Board	209	266
South West Nova District Health Authority	535	536
Strait Regional School Board	236	228
Tri-County Regional School Board	189	172
Waterfront Development Corporation Limited	8	3
Waycobah School Assistance Fund	19	—

	861,404	849,675

Total Expenses	9,327,783	9,499,276

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 3

Loans and Investments

As at March 31, 2011

($ thousands)

	Loans and Investments	Provisions	Net 2011	Net 2010

Loans
Agriculture and Rural Credit Act	174,612	18,291	156,321	151,869
Conserve Nova Scotia	1,849	122	1,727	1,046
Educational & Services Products (NS) Ltd	15	—	15	15
Education—Student Loans Direct Lending	172,628	61,185	111,443	102,239
Fisheries Development Act	104,357	373	103,984	94,454
Industrial Development Act	218,481	66,514	151,967	154,315
Miscellaneous	709	—	709	709
Municipal Loan and Building Fund Act	75	—	75	150
Nova Scotia Bridge Commission	2,000	—	2,000	—
Nova Scotia Business Inc.	125,760	35,990	89,770	83,969
Nova Scotia Housing Development Corporation	497,280	20,954	476,326	293,134
Nova Scotia Innovation Corporation	192	—	192	232
Nova Scotia Market Development Initiative Fund	5,600	—	5,600	5,600
Nova Scotia Municipal Finance Corporation	748,013	—	748,013	719,298
Nova Scotia Strategic Opportunities Fund Incorporated	66,296	—	66,296	31,091
Resource Recovery Fund Board Inc.	125	—	125	254
Venture Corporations Act	809	809	—	—
Waterfront Development Corporation	1,101	—	1,101	874

Total Loans	2,119,902	204,238	1,915,664	1,639,249

Investments
AgraPoint International Inc.	704	—	704	698
Art Gallery of Nova Scotia	2,145	—	2,145	1,493
Gambling Awareness Foundation of Nova Scotia	3,385	—	3,385	3,301
Industrial Development Act	31,670	4,271	27,399	3,800
Nova Scotia Business Inc.	39,365	10,787	28,578	29,070
Nova Scotia Housing Development Corporation	2,349	181	2,168	2,141
Nova Scotia Innovation Corporation	12,954	—	12,954	13,758
Nova Scotia School Insurance Exchange	8,505	—	8,505	8,049
Public Archives of Nova Scotia	927	—	927	892

Total Investments	102,004	15,239	86,765	63,202

Total Loans and Investments	2,221,906	219,477	2,002,429	1,702,451

The provisions listed above include amounts for possible guarantee payouts for the Industrial Development Act $2,350 (2010 — $500), the Housing Development Corporation Act $9,889 (2010 — $13,802), and Nova Scotia Business Incorporated $30 (2010 — $2,900).

The provision includes amounts for the Debt Reduction Assistance Program of the Education Student Loans $11,257 (2010 — $12,334) of which $4,422 (2010 — $4,845) relates to the student loans guaranteed by the Province.

Also included in provisions for the Housing Development Corporation Act is $3,200 (2010 — $3,200) for interest fluctuations.

Schedules to the Consolidated Financial Statements

Schedule 4

Unmatured Debt

As at March 31, 2011

($ thousands)

	Gross Unmatured Debt	Sinking Funds and Defeasance Assets	Net Unmatured Debt 2011	Net Unmatured Debt 2010

General Revenue Fund	14,611,478	2,394,581	12,216,897	11,127,770
Nova Scotia Housing Development Corporation	226,106	—	226,106	240,288
Nova Scotia Municipal Finance Corporation	2,065	—	2,065	2,416
Nova Scotia Power Finance Corporation	991,540	991,540	—	—
Waterfront Development Corporation Limited	875	—	875	625
Other	1,307	—	1,307	927

Total Unmatured Debt	15,833,371	3,386,121	12,447,250	11,372,026

Gross Unmatured Debt

All debt is presented in Canadian dollar equivalents and after giving effect to currency swap contracts itemized in Note 5.

The current and long-term portions of unmatured debt of the Governmental Units, as well as unmatured debt of the General Revenue Fund are included in the province’s Unmatured Debt of Governmental Units shown on the Consolidated Statement of Financial Position and referenced to this schedule. Current and long-term debt of the Government Business Enterprises is reflected in the province’s Investment in Government Business Enterprises and further detailed in Schedule 6.

Sinking Fund Assets

As of March 31, 2011, the General Revenue Fund held Sinking Funds and Public Debt Retirement Funds of $2,394.6 million (2010 — $2,204.2 million). These funds were comprised of $2,244.0 million in Sinking Funds and $150.6 million in Public Debt Management Funds. The total market value of both funds was $2,454.1 million at year-end. During the year, contributions were $88.2 million, total earnings were $102.2 million, and there were no redemptions.

Sinking fund assets are recorded at cost, which includes premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The unamortized portion of the premiums and discounts is included as part of the value of the sinking funds. As at March 31, 2011, the unamortized net premium was $48.8 million (2010 — $66.5 million).

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 4

Unmatured Debt (continued)

As at March 31, 2011

Sinking fund assets consist primarily of debentures of the provinces and Government of Canada with fixed interest rates ranging from 2.75 per cent to 10.00 per cent. Sinking fund payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over the relevant period to maturity. At year-end, the province held $994.9 million (2010 — $1,037.7 million) carrying value worth of its own debentures in Sinking Funds and Public Debt Retirement Funds as active investments.

As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other provincial governments and utilities, federal US bonds, coupons or residuals. This debt is shown net of defeasance assets on the Statement of Financial Position.

Projected principal repayments and sinking fund requirements for the next five years and thereafter are as follows:

Projected Payments

($ thousands)

	Net Principal Repayments	Sinking Fund Requirements	Total Payments

2012	1,623,088	37,618	1,660,706
2013	998,425	37,155	1,035,580
2014	1,014,282	30,580	1,044,862
2015	590,210	30,580	620,790
2016	1,021,661	30,580	1,052,241
2017 & thereafter	6,910,062	123,009	7,033,071

	12,157,728	289,522	12,447,250

Net principal repayments are comprised of the principal amount due less available designated sinking funds to retire the debenture.

In addition, the province has approximately $788.4 million (2010 — $765.4 million) in unrestricted sinking funds that can be used towards the retirement of any unmatured debt. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions.

Schedules to the Consolidated Financial Statements

Schedule 5

Gross Unmatured Debt

As at March 31, 2011

($ thousands)

	Foreign Exchange Rate	CDN $ Amount	Maturity Dates	Interest Rates

Debentures
General Revenue Fund
General Revenue Fund (CDN$)		14,310,888	2011 to 2041	2.50% to 15.998%
General Revenue Fund (US$)	0.9718	—	2012 to 2022	2.375% to 9.50%
General Revenue Fund (UK£)	1.5595	—	2011 to 2019	11.75% to 16.75%
Nova Scotia Municipal Finance Corporation		2,065	2011 to 2018	1.00% to 2.62%
Nova Scotia Power Finance Corporation
Nova Scotia Power Finance Corporation (CDN$)		700,000	2012 to 2031	10.25% to 11.25%
Nova Scotia Power Finance Corporation (US$)	0.9718	291,540	2021	9.40%

Total Debentures		15,304,493

Loans
General Revenue Fund — Other Debt		2,453	2011 to 2014	1.90% to 8.375%
Nova Scotia Housing Development Corporation		226,106	2011 to 2034	4.00% to 21.50%
Waterfront Development Corporation Limited		875	Demand loan	Bank prime less 1.125%

Total Loans		229,434

Capital Leases
General Revenue Fund		298,137	2011 to 2027	6.04% to 11.00%
Other		1,307	2011 to 2017	6.19% to 6.29%

Total Capital Leases		299,444

Gross Unmatured Debt of Governmental Units		15,833,371

Call, Redemption and Other Features:

General Revenue Fund

Canadian debentures include $1,079.4 million in CPP debentures, which are redeemable in whole or in part before maturity, on six months notice, at the option of the Minister of Finance of Canada.

The interest rates shown for the Canadian and US debentures reflect the fixed interest rates only. There are debentures that have floating interest rates. Floating interest rates are adjusted on a quarterly basis.

Housing Development Corporation

Mortgages and notes payable are secured by investments in social housing.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Government Business Enterprises

As at March 31, 2011

($ thousands)

	2011					2010
	Halifax — Dartmouth Bridge Commission	Highway 104 Western Alignment Corporation	Nova Scotia Gaming Corporation	Nova Scotia Liquor Corporation	Total	Total

Cash	4,144	755	21,693	4,657	31,249	27,675
Accounts Receivable	773	929	—	1,891	3,593	3,276
Inventory	—	10	1,974	38,130	40,114	37,971
Investments	9,734	38,177	2	—	47,913	49,188
Tangible Capital Assets	80,086	91,196	80,746	41,448	293,476	310,063
Other Assets	352	419	826	8,373	9,970	4,877

Total Assets	95,089	131,486	105,241	94,499	426,315	433,050

Accounts Payable	3,109	783	67,206	73,427	144,525	158,814
Unmatured Debt	51,000	63,892	15,240	1,166	131,298	147,818
Other Liabilities	5,445	39,398	22,795	19,906	87,544	73,690

Total Liabilities	59,554	104,073	105,241	94,499	363,367	380,322

Equity	35,535	27,413	—	—	62,948	52,728

Total Liabilities and Equity	95,089	131,486	105,241	94,499	426,315	433,050

Total Revenue	26,390	21,920	440,324	585,892	1,074,526	1,061,704

Debt Servicing	2,752	9,660	743	1,309	14,464	12,304
Other Expenses	16,378	9,300	315,741	361,424	702,843	690,669

Total Expenses	19,130	18,960	316,484	362,733	717,307	702,973

Net Income	7,260	2,960	123,840	223,159	357,219	358,731

Schedules to the Consolidated Financial Statements

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2011

Halifax-Dartmouth Bridge Commission

The Halifax-Dartmouth Bridge Commission, operating as Halifax Harbour Bridges, was created in 1950 by a special statue of the Province of Nova Scotia (now the Halifax-Dartmouth Bridge Commission Act). The purpose of the Commission is to construct, maintain, and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm.

The Commission currently operates and maintains two toll bridges across the Halifax Harbour, the Angus L. Macdonald Bridge and the A. Murray MacKay Bridge. Bridge tolls are regulated by the Nova Scotia Utility and Review Board, a provincially controlled public sector entity.

Long-Term Loan Agreement

On July 25, 2007 the Commission entered into a long-term loan agreement with the province for $60.0 million with a final maturity date of December 4, 2019. This agreement requires eleven consecutive annual installments of $3.0 million that commenced with an installment payment on December 4, 2008 and for each year thereafter with the final principal repayment amount of $27.0 million along with all accrued and unpaid interest thereon due on the final maturity date of December 4, 2019. At March 31, 2011 the Corporation had $48.0 million of long-term debt and $3.0 million of debt maturing within one year.

Interest is payable semi-annually on June 4 and December 4 of each year. The average interest rate over the 12-year period is 5.13%. For the period ending March 31, 2011, interest expense on the long term debt was $2.7 million, of which $0.8 million was payable at year end.

This agreement also requires that two reserve funds, the Operating, Maintenance, and Administrative Fund (OM Fund) and Debt Service Fund, be maintained. Effective June 4, 2008, a Capital Fund was also established.

Line of Credit Agreement

On June 30, 2008, the Commission entered into an agreement with the province for a $60.0 million revolving, unsecured line of credit. At March 31, 2011, the Commission had one advance totaling $2.0 million against the line of credit and accrued interest for the year in the amount of $39.0 thousand.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2011

Highway 104 Western Alignment Corporation

The Corporation has been established for the purpose of financing, designing, constructing, operating, and maintaining a 45 km stretch of highway between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia.

Omnibus Agreement

The omnibus agreement dated April 1, 1996 is an agreement between the Corporation, the contractor, the operator, and the province to design, finance, construct, operate, and maintain the Highway 104 Western Alignment.

Under this agreement, the Province of Nova Scotia retains ownership of the highway. However, the Corporation is granted the right to operate the highway and collect tolls for a 30-year period, after which time the right will revert to the province.

The province contributed $55.0 million towards the construction of the highway, one-half of which was recovered from the Federal Government under the Canada-Nova Scotia Strategic Highway Improvement Program. There were no contributions in the current or previous year.

Annual Roadway Maintenance Agreement

The annual roadway maintenance agreement is a 30-year agreement between the Corporation and the Department of Transportation and Infrastructure Renewal for the provision of annual roadway maintenance services. It is renewable in five-year increments and was renewed in the prior year. For the current fiscal year, the annual fee totaled $1.1 million (2010 — $1.1 million). During the year, the Corporation incurred management fees of $70.1 thousand (2010 — $76.6 thousand) from the province.

Payable and Receivable to/from the Province

At March 31, 2011, the Corporation had a payable (deferred grant) to the province in the amount of $0.3 million (2010 — $0.3 million). The Corporation also had a receivable from the province in the amount of $0.8 million (2010 — $0.4 million).

Long-Term Debt

Long-term debt is comprised of senior toll revenue bonds bearing interest of 10.13% and maturing March 31, 2026. The bonds are payable in equal installments of interest and principal. At March 31, 2011, the Corporation had $62.0 million of long-term debt and $1.9 million of debt maturing within one year. Interest expense on the long-term debt was $9.7 million for the year.

Minimum principal repayments for the next five years, net of deferred financing fees, are as follows: 2012 — $1.9 million, 2013 — $2.1 million, 2014 — $2.3 million, 2015 — $2.6 million, 2016 — $2.9 million.

As security, the Corporation has provided an assignment of all the present and future property and assets, including rights to operate the facility, and a security interest in the Debt Service Reserve Account and the Major Maintenance Reserve Account.

Schedules to the Consolidated Financial Statements

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2011

Nova Scotia Gaming Corporation

The Corporation was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The purpose of the Corporation is to develop, undertake, organize, conduct, and manage casinos and other lottery business on behalf of the Province of Nova Scotia. Revenues of the Corporation are derived from two casinos, located in Halifax and Sydney, as well as ticket and video lottery sales.

In March 2011, it was announced that the conduct-and-manage function for gambling would migrate from the Nova Scotia Gaming Corporation to a division within the Department of Communities, Culture and Heritage of the province. As a result, it is anticipated that at some future date, the Corporation will cease operations. At that time, all assets and liabilities will be transferred to the province, at their net book value or fair value, in accordance with the Corporation’s accounting policy for each balance.

Payable to the Province

At March 31, 2011, the Corporation had a payable to the province in the amount of $57.1 million (2010 — $65.2 million).

Special Payments to Government Departments

The Corporation is obligated to make direct payments annually to three government departments: Department of Tourism, Culture, and Heritage (for the Cultural Federation of NS), Department of Agriculture (for the Exhibition Association of Nova Scotia), and Department of Health Promotion and Protection (for Sport Nova Scotia). These payments totaled $0.2 million in 2011 (2010 — $0.2 million). Additionally, as part of its Gaming Strategy, the Province of Nova Scotia approved a contribution of $3.1 million to the Department of Health Promotion and Protection in 2011 (2010 — $3.0 million) to fund problem gambling treatment.

Gambling Awareness Foundation Contribution

Video Lottery (VL) retailers in Nova Scotia have agreed, under the terms of their agreements with Atlantic Lottery Corporation Inc. (ALC), to contribute 1.0% of their VL commissions to the Gambling Awareness Foundation of Nova Scotia (formerly the Nova Scotia Gaming Foundation). The Corporation has agreed to contribute an amount equal to all contributions made by the VL retailers. At March 31, 2011 the Corporation had a payable to the Gambling Awareness Foundation in the amount of $46.0 thousand (2010 — $49.0 thousand).

Harness Racing Fund Contribution

The Corporation annually contributes to the Nova Scotia Harness Racing Fund, pursuant to the Nova Scotia Harness Racing Fund Regulations. In 2011, the contribution was $1.0 million. The 2012 approved budget for this item is $1.0 million.

Due to Atlantic Gaming Equipment

This liability represents a portion of ALC debt used in the acquisition of assets operated on behalf of the Corporation. All amounts are payable by ALC and are due on or before April 2013. The debt is based on variable interest rates ranging from 2.58% to 5.13%. The aggregate maturity of long-term debt for the next two years are approximately as follows: 2012 — $7.6 million, and 2013 — $7.6 million. Included in interest expense is $57.0 thousand relating to the debt.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2011

Nova Scotia Liquor Corporation

The Corporation derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989. The Corporation was created June 1, 2001, by Chapter 4 of the Government Restructuring (2001) Act, via continuance of the Nova Scotia Liquor Commission as a body corporate.

The Corporation operates retail sales locations across the province and has a fiscal year end of March 31.

Obligations under Capital Lease

The Corporation has two obligations under capital lease, one of which matures in 2012 and the other which continues through to 2015. The discount rate used is the rate implicit in the lease which is 13.8% for the lease maturing in 2012 and 5.0% for the continuing lease.

At March 31, 2011, the Corporation had long-term obligations under capital lease of $60.0 thousand and current obligations under capital lease of $1.1 million.

The future minimum lease payments are as follows: 2012 — $1.2 million; 2013 — $21.0 thousand, 2014 — $22.0 thousand; 2015 — $22.0 thousand.

Payable to the Province

At March 31, 2011, the Corporation had a payable to the province in the amount of $43.2 million (2010 — $43.1 million).

Schedules to the Consolidated Financial Statements

Schedule 7

Tangible Capital Assets

As at March 31, 2011

($ thousands)

	2011						2010

	Land	Buildings and Land Improve- ments	Machinery Computers and Equipment	Vehicles and Ferries	Roads, Bridges and Highways	Total	Total

Costs
Opening Costs	724,227	4,009,578	1,221,415	127,046	1,636,929	7,719,195	6,973,662
Transfers	620	(2,341)	(72)	493	4,298	2,998	2,247
Additions	29,025	275,793	104,098	18,825	274,507	702,248	772,741
Disposals	(128)	(3,576)	(29,738)	(7,672)	(827)	(41,941)	(29,455)

Closing Costs	753,744	4,279,454	1,295,703	138,692	1,914,907	8,382,500	7,719,195

Accumulated Amortization
Opening Accumulated Amortization	—	(1,588,303)	(870,518)	(83,337)	(654,318)	(3,196,476)	(2,903,282)
Transfers	—	(1,635)	(354)	(107)	(511)	(2,607)	(22)
Disposals	—	2,642	28,017	7,537	602	38,798	19,406
Amortization Expense	—	(129,332)	(80,334)	(11,994)	(123,631)	(345,291)	(312,578)

Closing Accumulated Amortization	—	(1,716,628)	(923,189)	(87,901)	(777,858)	(3,505,576)	(3,196,476)

Net Book Value	753,744	2,562,826	372,514	50,791	1,137,049	4,876,924	4,522,719

Opening Balance	724,227	2,421,275	350,897	43,709	982,611	4,522,719	4,070,380
Closing Balance	753,744	2,562,826	372,514	50,791	1,137,049	4,876,924	4,522,719

Increase in Net Book Value	29,517	141,551	21,617	7,082	154,438	354,205	452,339

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 7

Tangible Capital Assets (continued)

As at March 31, 2011

($ thousands)

Amortization is calculated on a declining balance basis for most assets of the General Revenue Fund. The amortization percentages of the more common tangible capital assets are as follows:

Buildings and Land Improvements	5-30 per cent
Machinery, Computers and Equipment	15-50 per cent
Vehicles and Ferries	15-35 per cent
Roads, Bridges and Highways	5-15 per cent

Capital leases are amortized on a straight-line basis over the length of each lease (3-25 years).

Amortization is generally calculated on a straight-line basis for assets of the other governmental units. The estimated useful lives of the more common tangible capital assets are as follows:

Buildings (including Leasehold Improvements)
and Land Improvements	2-50 years
Machinery, Computers and Equipment	2-50 years
Vehicles and Ferries	3-7 years

Capital leases are amortized on a straight-line basis, generally 3-45 years.

Social Housing assets are included in Buildings and Land Improvements and relate to the Nova Scotia Housing Development Corporation. These assets are amortized using the straight-line method. The net book value of these assets is $355,400 (2010 — $328,618).

Included in the closing costs of the various classes as at March 31, 2011, are costs for assets under construction, which have not yet been amortized. These costs relate to buildings and land improvements of $232,946, machinery, computers and equipment of $47,125, vehicles and ferries of $7,681, and roads, bridges and highways of $109, 209.

Capital leases are included in the various classes as at March 31, 2011 as follows: buildings and land improvements (cost of $472,226, accumulated amortization of $259,522), machinery, computers and equipment (cost of $40,088, accumulated amortization of $37,272, and vehicles and ferries (cost of $16,875, accumulated amortization of $8,462).

Schedules to the Consolidated Financial Statements

Schedule 8

Direct Guarantees

As at March 31, 2011

($ thousands)

	Authorized 2011	Utilized 2011	Utilized 2010

	(as restated)
Bank Loans
Nova Scotia Business Inc.	1,050	300	2,900
Industrial Development Act	64,300	36,534	37,379
Department of Education — Student Loan Program	22,364	22,364	30,940

Total Bank Loan Guarantees	87,714	59,198	71,219

Mortgages
Housing Development Corporation Act	9,573	9,573	10,602
Housing Development Corporation Act — CMHC Indemnities	103,000	103,000	111,911
Provincial Finance Act	83	83	90

Total Mortgage Guarantees	112,656	112,656	122,603

Other Guarantees
Equity Tax Credit Act — Community Economic Development Investment Funds	—	—	251

Total Other Guarantees	—	—	251

Total Direct Guarantees	200,370	171,854	194,073

Less: Provision for Guarantee Payout
Industrial Development Act		(2,350)	(500)
Nova Scotia Business Inc.		(30)	(2,900)
Department of Education — Student Loan Program		(4,776)	(6,801)
Housing Development Corporation Act		(9,888)	(13,802)

		(17,044)	(24,003)

Less: Provision for Student Debt Reduction Program
Department of Education — Student Loan Program		(4,422)	(4,845)

Net Direct Guarantees (not provided for in these statements)		150,388	165,225

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 9

Segment Reporting

As at March 31, 2011

Segment reporting is designed to assist users to identify the resources allocated to support the major activities of government and to better understand the performance of segments.

The following schedules provide segment information for the 2011 and 2010 fiscal years. The province has determined that the following segments represent the major activities for the government.

Health

The provision of such services and institutions to the public that will lead to a higher state of personal health.

Education

The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives.

Infrastructure & Public Works

The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.

Social Services

The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.

Natural Resources & Economic Development

The provision for the maintenance and upkeep, efficient extraction and processing of the natural attributes of the province with the aim of creating employment and contributing to the material well-being of residents.

Other Government

Revenues and expenses that relate to activities that are not identified as a separate segment or cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities. This includes certain items from the General Revenue Fund such as tax revenues, sinking fund earnings, debt servicing costs, and the pension valuation adjustment.

Schedules to the Consolidated Financial Statements

Schedule 9

Segment Reporting

For the fiscal year ended March 31, 2011

($ thousands)

	Health		Education		Infrastructure & Public Works		Social Services
	2011	2010	2011	2010	2011	2010	2011	2010

Revenue
Provincial Sources
Tax Revenue	—	—	—	—	—	—	—	—
Other Provincial Revenue	304,221	295,641	405,568	403,112	22,299	24,686	115,342	90,418
Net Income from GBEs	—	—	—	—	10,220	12,208	—	—
Investment Income	2,295	1,338	1,651	735	—	—	20,957	10,099
Federal Sources	59,082	56,392	26,675	42,000	79,253	87,122	68,766	72,502

Total Revenues	365,598	353,371	433,894	445,847	111,772	124,016	205,065	173,019

Expenses
Grants and Subsidies	1,523,736	1,363,447	226,096	596,671	343	604	683,865	714,939
Salaries and Employee Benefits	1,532,751	1,553,605	1,115,081	1,101,804	125,197	122,804	145,407	126,802
Operating Goods and Services	651,070	651,615	326,254	298,169	108,910	101,612	105,208	111,635
Professional Services	79,223	93,734	14,979	14,533	24,483	23,915	5,510	3,142
Amortization	96,221	88,617	70,166	64,368	145,808	129,009	18,394	15,923
Debt Servicing Costs	14,231	13,628	4,843	4,721	—	—	34,578	31,907
Other	491	—	41,796	43,534	—	—	—	—

Total Expenses	3,897,723	3,764,646	1,799,215	2,123,800	404,741	377,944	992,962	1,004,348

Segment Result	(3,532,125)	(3,411,275)	(1,365,321)	(1,677,953)	(292,969)	(253,928)	(787,897)	(831,329)

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 9

Segment Reporting

For the fiscal year ended March 31, 2011

($ thousands)

	Natural Resources & Economic Development		Other Government		Eliminations		Total
	2011	2010	2011	2010	2011	2010	2011	2010

	(as restated)
Revenue
Provincial Sources
Tax Revenue	490	568	4,676,668	4,059,941	—	—	4,677,158	4,060,509
Other Provincial Revenue	166,796	173,051	580,969	510,605	(123,305)	(123,199)	1,471,890	1,374,314
Net Income from GBEs	—	—	346,999	346,523	—	—	357,219	358,731
Investment Income	11,716	11,394	176,019	144,164	(30,897)	(17,831)	181,741	149,899
Federal Sources	144,949	120,347	2,830,151	2,908,946	—	—	3,208,876	3,287,309

Total Revenues	323,951	305,360	8,610,806	7,970,179	(154,202)	(141,030)	9,896,884	9,230,762

Expenses
Grants and Subsidies	279,070	248,742	342,047	281,097	(66,866)	(55,477)	2,988,291	3,150,023
Salaries and Employee Benefits	171,813	166,800	305,405	395,381	(36,578)	(48,788)	3,359,076	3,418,408
Operating Goods and Services	118,251	127,121	112,960	123,003	(4,238)	(3,720)	1,418,415	1,409,435
Professional Services	24,936	21,144	141,871	140,394	(669)	(735)	290,333	296,127
Amortization	6,115	5,442	8,587	9,219	—	—	345,291	312,578
Debt Servicing Costs	8,098	6,387	843,004	822,649	(43,350)	(29,617)	861,404	849,675
Other	24,303	20,818	884	1,371	(2,501)	(2,693)	64,973	63,030

Total Expenses	632,586	596,454	1,754,758	1,773,114	(154,202)	(141,030)	9,327,783	9,499,276

Segment Result	(308,635)	(291,094)	6,856,048	6,197,065	—	—	569,101	(268,514)

Schedules to the Consolidated Financial Statements

Schedule 10

Government Reporting Entity

As at March 31, 2011

The government reporting entity is comprised of the province’s departments and public service units (General Revenue Fund) as well as the following governmental units, government business enterprises, and a proportionate share of government partnership arrangements:

Governmental Units

(Consolidation Method)

Acadia Coal Company Limited Fund
AgraPoint International Inc.
AgriTECH Park Incorporated
Annapolis Valley District Health Authority
Annapolis Valley Regional School Board
Art Gallery of Nova Scotia
Bioscience Enterprise Centre Incorporated
Cape Breton District Health Authority
Cape Breton Victoria Regional School Board
Capital District Health Authority
Check Inns Limited (inactive)
Chignecto-Central Regional School Board
Coal Research Agreement Fund
Colchester East Hants Health Authority
Conseil scolaire acadien provincial
Conserve Nova Scotia
CorFor Capital Repairs and Replacements Fund
Crown Land Mine Remediation Fund
Crown Land Silviculture Fund
Cumberland Health Authority
Democracy 250 (inactive)
Film Nova Scotia
Gambling Awareness Foundation of Nova Scotia
Gaming Addiction Treatment Trust Fund
Guysborough Antigonish Strait Health Authority
Habitat Conservation Fund
Halifax Regional School Board
Harbourside Commercial Park Inc.
Sydney Utilities Limited
Industrial Expansion Fund
Izaak Walton Killam Health Centre
Law Reform Commission
Mainstream 1992 Fund
Muggah Creek Remediation Fund
Nova Scotia Arts Council (inactive)
Nova Scotia Blueberry Institute Fund
Nova Scotia Business Inc.
Nova Scotia Community College
Nova Scotia Community College Foundation
Nova Scotia Coordinate Referencing System Trust Fund
Nova Scotia Crop and Livestock Insurance Commission
Nova Scotia E911 Cost Recovery Fund
Nova Scotia Environmental Trust
Nova Scotia Farm Loan Board
Nova Scotia Fisheries and Aquaculture Loan Board
Nova Scotia Government Acadian Bursary Program Fund
Nova Scotia Harness Racing Fund
Nova Scotia Health Research Foundation
Nova Scotia Housing Development Corporation
Annapolis Valley Housing Authority
Cape Breton Island Housing Authority
Cobequid Housing Authority
Eastern Mainland Housing Authority
Metropolitan Regional Housing Authority
South Shore Housing Authority
Tri-County Housing Authority
Nova Scotia Hurricane Juan Recovery Fund (inactive)
Nova Scotia Innovation Corporation
1402998 Nova Scotia Limited
3087532 Nova Scotia Limited
Nova Scotia Lands Inc.
Nova Scotia Legal Aid Commission
Nova Scotia Market Development Initiative Fund
Nova Scotia Municipal Finance Corporation
Nova Scotia Nominee Program Fund
Nova Scotia Pension Agency
Nova Scotia Power Finance Corporation
Nova Scotia Primary Forest Products Marketing Board
Nova Scotia School Boards Association (1)
Nova Scotia School Insurance Exchange (2)
Nova Scotia School Insurance Program Association (2)
Nova Scotia Sportfish Habitat Fund
Nova Scotia Strategic Opportunities Fund Incorporated
Nova Scotia Utility and Review Board
Off-Highway Vehicle Infrastructure Fund
P3 Schools Capital and Technology Refresh Fund (3)
Partnership Trust Fund (inactive)
Pengrowth Nova Scotia Energy Scholarship Fund
Pictou County Health Authority
Provincial Drug Distribution Program
Public Archives of Nova Scotia
Public Debt Management Fund
Resource Recovery Fund Board Inc.
Rockingham Terminal Incorporated (inactive)
Scotia Benefit Fund (inactive)
Scotia Learning Technology Refresh Fund

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 10

Government Reporting Entity (continued)

As at March 31, 2011

Governmental Units (continued)
(Consolidation Method)

Sherbrooke Restoration Commission
South Shore District Health Authority
South Shore Regional School Board
South West Nova District Health Authority
Species-at-risk Conservation Fund
Strait Regional School Board
Sustainable Forestry Fund
Sydney Environmental Resources Limited (inactive)
Sydney Steel Corporation
Sydney Tar Ponds Agency
Sysco Decommissioning Fund
Trade Centre Limited
Tri-County Regional School Board
Upper Clements Family Theme Park Limited (inactive)
Waterfront Development Corporation Limited
3104102 Nova Scotia Limited
Waycobah School Assistance Fund
3052155 Nova Scotia Limited

Government Business Enterprises
(Modified Equity Method)

Halifax-Dartmouth Bridge Commission
Highway 104 Western Alignment Corporation
Nova Scotia Gaming Corporation
Atlantic Lottery Corporation (25% ownership)
Interprovincial Lottery Corporation (10% ownership)
Nova Scotia Gaming Equipment Limited
Nova Scotia Liquor Corporation

Government Partnership Arrangements
(Proportionate Consolidation Method)

Atlantic Provinces Special Education Authority
(approximately 55% share)
Canada-Nova Scotia Offshore Petroleum Board
(50% share)
Canadian Sports Centre Atlantic
(approximately 8% share)
Council of Atlantic Premiers
(approximately 45% share)

(1)	— Entity is a partnership controlled by the eight school boards.

(2)	— Entity is a partnership controlled by the eight school boards and the Nova Scotia Community College

(3)	— This includes all refresh funds related to P3 schools.